SUB-ITEM 77C - ASGI Mesirow Insight TEI Fund A, LLC

	A Special Meeting (the "Meeting") of Members of the Funds ("Members") of ASGI Mesirow Insight Fund I, LLC, ASGI Mesirow Insight TEI Fund I, LLC, ASGI Mesirow Insight Fund A, LLC, ASGI Mesirow Insight TEI Fund A, LLC (collectively the "Feeder
Funds") and ASGI Mesirow Insight Fund, LLC (the "Master Fund" and collectively with the Feeder Funds, the "Funds") was held on November 17, 2011 at the offices of Alternative Strategies
Group, Inc., 401 South Tryon Street, 5th Floor, Dollar Room, Charlotte, North Carolina, 28202. The following proposals were submitted for a vote of the shareholders:

1. 	To elect seven nominees proposed to serve as Managers of
the ASGI Mesirow Insight TEI Fund A, LLC's Board of Managers.


                     For          %      Against  %  Abstain   %
Adam Taback        2595.851    46.149%      0     0    0       0
Dennis Schmal      2595.851    46.149%      0     0    0       0
James Dean         2595.851    46.149%      0     0    0       0
James Dunn         2595.851    46.149%      0     0    0       0
Stephen Golding    2595.851    46.149%      0     0    0       0
James Hille        2595.851    46.149%      0     0    0       0
Jonathan Hook      2595.851    46.149%      0     0    0       0


2. 	To approve an investment advisory agreement pursuant to
which Alternative Strategies Group, Inc. would replace Wells
Fargo Alternative Asset Management, LLC as investment adviser to the Master Fund.

For           %       Against      %    Abstain     %
2595.851    46.149%     0          0      0         0

3. 	To approve an investment sub-advisory agreement pursuant to
which Mesirow Advanced Strategies, Inc. would be appointed as sub-adviser to the Master Fund.

For          %        Against     %      Abstain    %
2595.851   46.149%      0         0        0        0

4. 	To approve an Amended and Restated Limited Liability
Company Agreement for the Master Fund that would result in a change in the tax status of the Master Fund from a partnership to a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended in order to provide 1099 tax reporting, the creation of two classes of Master Fund shares, and certain changes to the Master Fund's repurchase procedures.

For           %        Against    %    Abstain    %
2595.851   46.149%       0        0      0        0



5. To reorganize the Funds' master-feeder investment structure into a single fund with a multi-class share investment structure.

For            %      Against    %    Abstain   %
2595.851    46.149%     0        0      0       0

6. To approve two fundamental investment policies for the Master Fund.

For           %        Against    %     Abstain   %
2595.851   46.149%       0        0       0       0


7. To transact such other business as may properly come before the Meeting.

					NONE